Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF MRV COMMUNICATIONS, INC.
MRV Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:
     FIRST: The name of the Corporation is MRV Communications, Inc.
     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 9, 1992, under the name "MRV Technologies, Inc."
     THIRD: All amendments to the Certificate of Incorporation reflected herein have been duly authorized and adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of this Corporation as previously filed and as the same may have been heretofore amended.
     FOURTH: The text of the Certificate of Incorporation as previously filed and as the same may have been heretofore amended is hereby restated and further amended to read in its entirety as follows:
     1. The name of the Corporation is MRV Communications, Inc.
     2. The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     3. The nature of the business or purposes to be conducted or promoted is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. This Corporation is authorized to issue two classes of stock, to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the Corporation shall have authority to issue is Three Hundred Twenty One Million (321,000,000) shares, of which Three Hundred Twenty Million (320,000,000) shares shall be designated Common Stock, with a par value of $0.0017 per share, and One Million (1,000,000) shares shall be designated Preferred Stock, with a par value of $0.01 per share.
     Additional designations and powers, the rights and preferences and the qualifications, limitations or restrictions with respect to each class of stock of the Corporation shall be as determined by the Board of Directors from time to time.
     5. The Corporation is to have perpetual existence.
     6. In furtherance and not in limitation of the powers conferred by statute, this board of directors is expressly authorized:
          To make, alter or repeal the bylaws of the Corporation.
          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
          To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
          By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such agent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the bylaws of the Corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.
When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.
     7. To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation o its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     8. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receiver, appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.
     9. Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

     10. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Noam Lotan, its President and Chief Executive Officer, and attested by Shlomo Margalit, its Secretary, this 14th of June, 2007.

MRV COMMUNICATIONS, INC.
/s/ Noam Lotan
Noam Lotan, President and CEO

ATTEST

/s/ Shlomo Margalit
Shlomo Margalit, Secretary

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
CHARLOTTE'S NETWORKS, INC.
WITH AND INTO
MRV COMMUNICATIONS, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)
________________________________________________________________________

MRV COMMUNICATIONS, INC., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger of CHARLOTTE'S NETWORKS, INC., a Delaware corporation (“Charlotte's Networks”), with and into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company as the surviving corporation:

FIRST: The Company is incorporated pursuant to the DGCL and Charlotte's Networks is incorporated pursuant to the DGCL.

SECOND: The Company owns over 99.7% of the outstanding common stock of Charlotte's Networks and 100% of the outstanding preferred stock of Charlotte's Networks.

THIRD: The Board of Directors of the Company, by the following resolutions adopted on July 21, 2009, determined to merge Charlotte's Networks with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, the Company lawfully owns 28,955,574 shares, equaling over 99.7% of the outstanding common stock of Charlotte's Networks;

WHEREAS, the Company lawfully owns 1,833,332 shares of Series A Preferred Stock and 3,522,333 shares of Series B Preferred Stock, equaling 100% of the outstanding preferred stock of Charlotte's Networks;

WHEREAS, the Company desires to merge Charlotte's Networks into the Company and to be possessed of all the estate, property, rights, privileges and franchises of Charlotte's Networks; and

WHEREAS, the Board of the Company believes, based on discussions with, the analysis of, and the recommendation of the Company's management that it is in the best interests of the Company's stockholders to effect a short-form merger of Charlotte's Networks pursuant to Section 253 of the DGCL;
NOW, THEREFORE, BE IT RESOLVED, that Charlotte's Networks be merged with and into the Company and that the Company assume all of the liabilities and obligations of Charlotte's Networks (the “Merger”);

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each outstanding share of common stock of the Company shall remain unchanged and continue to remain outstanding as one share of common stock of the Company, held by the person who was the holder of such share of common stock immediately prior to the Merger;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, each then outstanding share of capital stock of Charlotte's Networks be cancelled;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of any holder(s) of the Minority Shares, the holders of the Minority Shares immediately prior to the Merger shall each be entitled to receive from the Company $0.076 per Minority Share held immediately prior to the Merger as consideration for the Merger and cancellation of the Minority Shares;

FURTHER RESOLVED, that the authorized officers of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized and directed to make and execute a certificate of ownership and merger for purpose of effecting the Merger and to file the same in the office of the Secretary of State of Delaware; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect the Merger.

FOURTH: The Company shall be the surviving corporation of the Merger.

FIFTH: The certificate of incorporation of the Company as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 31st day of July, 2009.

By:____/s/ Noam Lotan_________________________
Noam Lotan, Chief Executive Officer
MRV Communications, Inc.